Exhibit 10.7
Tax Allocation Agreement
This Tax Allocation Agreement (this “Agreement”) is made as of October 29, 2010, between Western Liberty Bancorp, a Delaware corporation (the “Company”), and Service1st Bank of Nevada, a Nevada-chartered bank (the “Subsidiary”).
Whereas, the Company is the owner of 100 percent of the outstanding shares of stock of the Subsidiary;
Whereas, the Company and the Subsidiary join in the filing of a consolidated federal income tax return and combined or consolidated tax returns in various states and other local taxing jurisdictions;
Whereas, the parties wish to provide for the treatment of various other matters that may arise as a result of the filing of consolidated returns, and wish to set forth in this Agreement any understandings with respect to the allocation and settlement of federal, state, and local taxes of the Group with respect to each taxable period ending on or after the date hereof during which such Subsidiary is included in the affiliated group of which the Company is the common parent (the “Affiliation Period”); and
Whereas, the Company and the Subsidiary Board of Directors have authorized and directed their proper officers to enter into this Agreement consistent in all respects with applicable policies of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Interagency Policy Statement for Income Tax Allocation in a Holding Company Structure issued November 23, 1998.
Now, Therefore, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:
1. Tax Filing. The Company shall annually file, and the Subsidiary shall agree to join in the filing of, consolidated federal income tax returns in the name of the Company. The Subsidiary shall execute and file such consents, elections and other documents as the Company reasonably requests with respect to the filing of the consolidated federal income tax returns, and shall, consistently with Section 6, timely provide to the Company such information as may be necessary for the filing of such returns or for the determination of amounts due under this Agreement. The Subsidiary acknowledges and agrees that the rights conferred upon the Company in connection with the filing of the returns include, without limitation, the right to reasonably determine the allocation of income or loss of the Company and any other subsidiary between the last Affiliation Period and the next taxable period. The Subsidiary shall file all federal, state, local and foreign tax returns with respect to all periods for which such Subsidiary does not join the Company in filing a consolidated return and the Subsidiary shall be responsible for the payment of all taxes in connection therewith. The Subsidiary shall file any such tax returns in a manner consistent with the manner in which the Company filed its returns for Affiliation Periods except as required by law or to the extent any inconsistency would not adversely affect the tax returns.

2. Estimated Payments. For each quarter of the tax year ending December 31, 2010, and of each tax year thereafter, the parties shall cause to be prepared, on the Subsidiary tax basis of accounting, a computation of the minimum estimated income tax payment which would be required to be made by the Subsidiary if the Subsidiary were to file a federal estimated income tax return as a separate entity, and without the imposition of an addition to the tax liability for underpayment of estimated income tax payments. The Subsidiary shall pay to the Company an amount equal to each estimated income tax payment on the date on which the Subsidiary would have been required to make an estimated payment if they were reporting as separate entities. Such payments shall be made to the Company regardless of whether or not the Company shall have any consolidated liability for estimated income tax in any period.
3. Year-End Taxes. (a) For the tax year ending December 31, 2010, and of each tax year thereafter, the parties shall cause to be prepared on the Subsidiary tax basis of accounting, a computation of the Subsidiary federal income tax liability, as if the Subsidiary were filing federal income tax returns as separate entities.
(b) The Subsidiary shall pay to the Company an amount equal to the federal income tax liability as computed under paragraph 3(a) above, reduced by the amount of any credits attributable to the assets or operations of the Subsidiary and further reduced by the amount of any estimated tax payments made to the Company under the provisions of paragraph 2 above.
(c) In the event the computation of the Subsidiary federal income tax liability under paragraph 3(a) above shall reflect that, after taking into account any estimated tax payments for such year made by the Subsidiary to the Company, the Subsidiary would have been due a refund as a result of the provisions of the Internal Revenue Code, then the Company shall pay to the Subsidiary an amount equal to such hypothetical refund; provided, however, in no event shall the Company be required to make aggregate payments hereunder in excess of the aggregate of all payments made by the Subsidiary to the Company under paragraphs 2 and 3(b) hereof.
(d) Payments required under paragraph 3(b) and 3(c) above shall be made on the date on which the Subsidiary would have been required to make final income tax payment for any tax year had the Subsidiary filed a federal income tax return as separate entities for that year.
4. Deferred Taxes. The parties will not cause to be transferred to the Company any deferred tax liabilities carried in the accounting records of the Subsidiary arising from differences in the timing of entries for financial statement purposes, as compared to tax purposes.
5. Other Income Taxes. In the event there shall be imposed on the Subsidiary any state or local tax based on net income to which the principles of consolidated income taxation such as those presently in effect under federal income tax rules may be applied and practiced, the parties agree that the provisions of this Agreement shall be applicable with respect to such state or local income taxes.

6. Books and Records. The Company and the Subsidiary agree that the preparation of the federal income and other tax returns, amended returns, claims for refund or IRS examination or litigation relating to the foregoing may require the use of records and information that is within the exclusive possession and control of either of the Company or the Subsidiary. The Company and the Subsidiary will provide such records, information and assistance, which may include making employees of any of the foregoing entities available to provide additional information and explanation material, as are requested by the Company or the Subsidiary, as the case may be, during regular business hours, in connection with any of the developments described in the preceding sentence. Each of the parties agrees that it shall retain, until the expiration of the applicable statute of limitations, including extensions, copies of any tax returns for any Affiliation Periods and for any other periods that might be subject to adjustment under this Agreement, and supporting work schedules and other records or information, that may be relevant to the tax returns of the parties, and that it will not destroy or otherwise dispose of such records and information without providing the other parties with a reasonable opportunity to review and copy such records and information.
7. Intent and Interpretation. The liability of the Subsidiary as established under this Agreement will be computed in a manner consistent with the applicable provisions of the Internal Revenue Service’s regulations. The intent of this Agreement is that the Subsidiary should pay no more tax than the Subsidiary would pay if it filed a separate return.
8. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated unless such invalidity or unenforceability would frustrate the essential purposes of the parties in entering into this Agreement. In the event that any such term, provision, covenant, or restriction is held to be invalid, void, or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.
9. New Members. The Company and the Subsidiary specifically recognize that from time to time other companies may become Members of the Affiliated Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of this Agreement, which shall be maintained at:
Western Liberty Bancorp
8363 West Sunset Road, Suite 350
Las Vegas, NV 89113
Unless otherwise specified, such Member shall have all the rights and obligations of a Subsidiary under this Agreement.

10. Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties shall use commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Nevada, without regard to its conflict of law provisions.
12. Effect of Agreement. This Agreement shall supersede any other tax allocation arrangement or agreement in effect between the Company and the Subsidiary.
13. Term of Agreement. This Agreement shall become effective as of the date hereof and shall continue unless terminated in writing by mutual agreement of the parties.
[Signature page follows]

In Witness Whereof, the parties have executed this Agreement the day and year first above written.

WESTERN LIBERTY BANCORP
By:	/s/ George Rosenbaum
	Name:	George Rosenbaum
	Title:	Chief Financial Officer

SERVICE1ST BANK OF NEVADA
By:	/s/ Patricia A. Ochal
	Name:	Patricia A. Ochal
	Title:	Chief Financial Officer
[Western Liberty Bancorp/Service1st Tax Allocation Agreement]